SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT: PLEASE SIGN, DATE AND MAIL

THE WHITE PROXY CARD TODAY

October 19, 2005

Dear Exar Shareholder,

With Exar Corporation’s Annual Meeting of Shareholders just weeks away, we urge you to vote FOR your Board’s nominees – Richard Previte (financial expert and Chairman of our Audit Committee), Thomas Werner (high-tech executive and member of our Compensation Committee) and Richard Koppes (former General Counsel of CalPERS and nationally recognized corporate governance expert) – by signing, dating and returning the WHITE proxy card TODAY.

As you may know, GWA Investments, LLC (“GWA”), a hedge fund managed by Guy Adams and owning only 250,000 shares of Exar stock, of which 96% have been hedged by GWA in short-sales, has initiated a proxy contest in opposition to your Board of Directors.

GWA INVESTMENTS & GUY ADAMS’ BACKGROUND

AND HIS COMMUNICATIONS WITH EXAR

We believe GWA is the investment vehicle for Guy Adams, an individual with a track record of targeting companies at the expense of shareholders for his personal benefit.

By way of example, the ongoing proxy contest against Exar is the third hostile proxy contest in the last four years that Guy Adams’ has participated in (others were against Mercer International in 2003 and against Lone Star Steakhouse & Saloon in 2001), and, in each case, as with Exar, the dissident group launching the proxy contest has stated in its proxy materials its intention to seek reimbursement for its expenses from the target company without seeking shareholder approval for payment of such amounts.

Further by way of example, in 2003, Guy Adams participated with Greenlight Capital, Inc. in a proxy contest against Mercer International to unseat two of the Mercer director nominees. According to the definitive proxy materials filed by Greenlight in connection with the Mercer proxy contest, Guy Adams was generously compensated for his participation in the proxy contest. Specifically, the definitive proxy materials noted that Greenlight (1) gave Mr. Adams a one-time payment of $75,000, (2) granted Mr. Adams a one year in-the-money option to purchase 100,000 shares of Mercer held by Greenlight, and (3) granted GWA an in-the-money option to purchase 225,000 shares of Mercer held by Greenlight. According to a Form 8-K filed by Mercer in August 2003, the proxy contest against Mercer ended in a settlement agreement, pursuant to which, among other things, (A) Mercer was required to reimburse Greenlight for expenses, including amounts paid to Guy Adams, (B) Guy Adams was required to be nominated by Mercer for election to its board, (C) Guy Adams received from Mercer an in-the-money option grant of 100,000 shares (in lieu of the option previously granted by Greenlight), and (C) GWA received from Mercer an in-the-money option grant of 250,000 shares

(in lieu of the option previously granted by Greenlight). According to Mercer’s proxy statement filed for the 2003 annual meeting, members of its board received an annual fee of $20,000 for their services, $500 for each meeting attended and an annual option grant to purchase only 6,000 shares of Mercer capital stock. As a member of the Mercer board, Guy Adams’ compensation package was significantly greater than that received by any other non-employee member of the Mercer board.

Moreover, Guy Adams has shown a willingness to push ethical boundaries in pursuit of his personal objectives. In 2001, in connection with Guy Adams’ proxy contest against Lone Star Steakhouse & Saloon, Inc., the U.S. District Court for the District of Kansas ruled that Guy Adams violated federal securities laws by making false and misleading statements in his proxy materials to solicit votes for election to the Lone Star board of directors. Additionally, his resignation from the Lone Star board of directors after less than a year underscores the limitations of his relevant experience and the short term perspective of his influence. Do not be mislead by Guy Adams; he has no knowledge of Exar’s industry or business, and has owned Exar’s stock for only 8 months – in fact, GWA purchased a majority of its shares only 6 months ago (virtually all of which are now hedged pursuant to short sales effected by GWA), which was just weeks before Adams announced his pursuit to replace the qualified members of your Board with his hand-picked GWA candidates.

Mr. Adams’ recent actions further demonstrate that he is a short-term opportunistic investor in Exar’s stock. While GWA highlights its ownership of Exar stock in its solicitation materials, it discloses in its definitive proxy that it has actually been a “short-seller” of Exar stock – that is, GWA has borrowed stock to sell in the market against its current ownership position. In fact, virtually all of GWA’s shares of Exar have been “shorted”; of the 250,000 shares reported as owned by GWA, only 10,000 shares of Exar stock—or about 0.03% of the Company’s outstanding shares—are currently not shorted. By selling shares short at the same time as owning shares outright, GWA has effectively locked in the unrealized gain in its position and completely eliminated any risk it may have in being a shareholder of Exar. GWA’s hedging strategy, while perhaps useful for protecting a short-term gain, is not generally employed by investors with a long-term perspective. If GWA is truly motivated by the long-term appreciation of Exar stock, we question why GWA would then limit its participation in such appreciation.

We believe that Mr. Adams’ actions as an Exar shareholder have continued to focus solely on the pursuit of his own interests, and not on what is best for Exar or its shareholders. For example, although Mr. Adams demanded that both he and his hand-picked nominee, Richard Leza, be appointed to Exar’s Board, both he and Mr. Leza refused to participate, like all potential director candidates are required to do, in Exar’s director search and nomination process. This process was led by Spencer Stuart & Associates, one of the nation’s leading executive search firms, together with the Board’s Corporate Governance and Nominating Committee.

Your Board is resolute in its belief that participation in this process is in the best interests of Exar and its shareholders as it requires a thorough search and vigorous evaluation of potential candidates, resulting in nominees of the highest caliber. GWA made the decision not to participate in the process despite an express invitation from Exar. We believe that GWA’s refusal to participate in this process is evidence of its lack of confidence in the ability of Guy Adams and his hand-picked nominees to withstand the level of scrutiny that is required of candidates seeking membership on our Board. Rather than participate in our search and nomination process, GWA launched a disruptive and unnecessary proxy contest, and has since demanded payment from Exar of all expenses incurred by GWA in connection with its hostile proxy contest.

It is important to note that your Board’s search and nomination process, in cooperation with Spencer Stuart & Associates, previously led to our recruitment of Mr. Werner and Mr. McFarlane. Both of these men are seasoned executives with years of experience in our industry. This same process also led to our recent recruitment of Richard Koppes, a nationally recognized expert in Corporate Governance and the former General Counsel of CalPERS, and Oscar Rodriguez, the Chief Executive Officer and President of Riverstone Networks who has more than 20 years of experience in the data and telecommunications industry. Moreover, while Mr. Adams did not contact us prior to adding Pete Rodriguez (of no relation to Exar Board member Oscar Rodriguez) to his slate of nominees, he did manage to contact Richard Koppes almost immediately after we announced Mr. Koppes’ decision to stand for election as an Exar director nominee. Guy Adams then requested permission to include Mr. Koppes on his proxy card. When Mr. Koppes refused Guy Adams’ invitation, GWA initiated its smear campaign against Mr. Koppes, attacking his alleged lack of qualifications while failing to disclose that it had approached Mr. Koppes to be one of GWA’s candidates.

GWA’s actions demonstrate two points. First, that our methods of vetting directors works—we have taken care to search out and select experienced individuals who will add substantial value to Exar and who will leverage their expertise for the benefit of all shareholders. Second, that GWA will push ethical boundaries beyond reasonable limits in its desperate effort to succeed.

GWA’S CANDIDATES

LACK THE QUALIFICATIONS TO BE DIRECTORS OF EXAR

Guy Adams and his hand-picked candidates offer NO plan for Exar’s future, and, based upon the biographical information represented in GWA’s proxy materials, the GWA nominees appear to have no particular expertise in Exar’s business or the industry in which we compete. In particular, Adams, Leza and P. Rodriguez have:

•	NO working knowledge of Exar, its business or the industry in which we compete, as none of the GWA nominees have ever provided services to Exar and appear to have no specialized knowledge of our industry;
•	NO business plan for Exar that has been articulated to the Exar shareholders;
•	NO concrete strategy to create value for Exar shareholders that is readily apparent from its proxy materials; and
•	NO relevant public company Board experience, as none of the GWA nominees have ever served on a public company Board within our industry. In fact, both Richard Leza and Pete Rodriguez have NO experience serving on any public company board.

In contrast, your Board’s nominees, all of whom are independent, have wide-ranging and critical expertise. Exar’s candidates include:

■	Rich Previte—the Chair of Exar’s Audit Committee and member of Exar’s Board since 1999. Mr. Previte is currently the Executive Vice President of Spansion LLC, a subsidiary of AMD/Fujitsu in registration to go public, and previously served in various senior positions at AMD, including Chief Financial Officer, President and Chief Operating Officer, as well as a Director.

■	Tom Werner—A member of Exar’s Audit and Compensation Committees. Mr. Werner joined Exar’s Board in 2004. Mr. Werner is the Chief Executive Officer of SunPower Corporation, which is currently in registration to go public. Mr. Werner previously held various senior executive positions at 3Com Corp. and General Electric, and is a director of Three-Five Systems, Inc.

■	Rich Koppes—Mr. Koppes has recently been nominated to stand for election to the Exar Board, following the independent director search and nomination process initiated by Exar earlier this year (the same search process that Mr. Adams and his nominees refused to participate in). Mr. Koppes is widely recognized as one of the country’s foremost experts on corporate governance, is of counsel to the international law firm of Jones Day and was previously General Counsel and Deputy Executive Officer of CalPERS, the largest public pension fund in the United States. After Mr. Koppes agreed to serve as a candidate for Exar’s board, GWA sought to include him in its list of candidates. In response to Mr. Koppes’ decision to reject GWA’s proposal, GWA now claims that Mr. Koppes is not qualified to be an Exar director.

GWA HAS NO UNDERSTANDING

OF EXAR’S BUSINESS NOR ANY PLAN FOR EXAR’S FUTURE

GWA’s initiatives are wholly redundant with the current actions being taken by Exar’s Board and reflect an uninformed and misguided understanding of Exar. GWA has never laid out any strategic plan or a vision of how its nominees intend to add value to Exar and its shareholders. According to GWA’s own proxy materials, GWA offers Exar shareholders nothing except a promise to implement certain corporate governance practices and to hire outside consultants and investment bankers to advise the Company. Your Board is actively engaged in pursuing the highest standards of corporate governance practices, it works with independent consultants to advise it on matters such as executive compensation, and it leverages the expertise of investment bankers to advise on strategic activities.

Based on our review of GWA’s proxy materials, we believe GWA offers NO strategy for creating shareholder value and NO plan to expand Exar’s business. We are steadfast in our belief that shareholders of Exar are best served by the leadership of an experienced team – your Board nominees have this direct experience with Exar and the industry in which we compete.

Exar’s Board and management have repeatedly demonstrated their ability to succeed, even in the most difficult financial environment. Historically, Exar has preserved shareholder value almost 10 times greater than some of its competitors – the following tables reflect indexed price performance of Exar as compared to its competitors for the past five years.

Table 1*

*	Although the entities listed in Table 1 above may derive revenue from products or services with respect to which Exar does not compete, unlike the entities listed in Table 2 below, these entities are not highly diversified and have annual revenues of less than $500 million. We believe that these entities provide a more meaningful business-to-business comparison than the entities included in Table 2 below.

Table 2**

**	Although we consider the entities listed in Table 2 above to be competitors of Exar with respect to specific product lines, we do not believe the comparisons in Table 2 are meaningful, as each one of these entities is highly diversified, has annual revenues of greater than $500 million and generates revenues from various product lines or services with respect to which Exar does not compete.

GWA HAS NO STRATEGY FOR CREATING SHAREHOLDER VALUE,

WHILE EXAR HAS TAKEN CLEAR ACTION

TO BENEFIT EXAR AND ITS SHAREHOLDERS

Throughout Exar’s 34 year history, including 20 years listed on NASDAQ, your Board and management have been steadfast in their commitment to upholding strong corporate governance principles and to looking for strategic opportunities that are in the best interests of all our shareholders.

In fact, the actions taken by Exar’s board in just the last few months demonstrate its commitment to Exar and its shareholders. These actions include:

•	Successfully concluding a modified Dutch Auction tender offer in which we acquired $120 million of our outstanding shares. The modified Dutch Auction tender offer provided liquidity to those shareholders looking to receive cash for a portion of their stockholdings while maintaining their existing ownership percentage in Exar. It also afforded Exar’s shareholders not participating the opportunity to increase their ownership percentage in Exar.
•	Reaffirming our intention to repurchase the remaining $30 million of our previously authorized $40 million stock repurchase program.
•	Terminating the Company’s shareholder rights plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

EXAR SHAREHOLDERS VOTE THE

WHITE PROXY CARD TODAY FOR YOUR BOARD’S NOMINEES

With a Board that is comprised of a majority of independent directors (6 out of 9) and a management team that has successfully led Exar through one of the industry’s most difficult periods, we are confident in our ability to continue to successfully lead the Company into the future.

We urge you to act now to protect the value of your investment in Exar and to ensure that control of your Company is not seized by short-term investors who we believe have only one objective in mind—to pursue their own short-sighted self-interests at the expense of the rest of Exar’s shareholders.

Your vote is extremely important—no matter how many or how few shares you own. To vote your shares, please sign, date and return the WHITE proxy card and mail it promptly in the envelope previously provided. Remember, even if you have previously returned a gold proxy card, you have every legal right to change your vote—only your latest-dated proxy counts.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT GEORGESON SHAREHOLDER

COMMUNICATIONS, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (866) 346-1016 (BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 440-9800).

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

/s/ Donald L. Ciffone, Jr.

Donald L. Ciffone, Jr.

Chairman of the Board of Directors

Additional Information and Where to Find It

On October 3, 2005, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its 2005 Annual Meeting of Shareholders. Shareholders of the Company are advised to read the Company’s proxy statement for the annual meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to Shareholders of the Company on October 3, 2005. Shareholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting Georgeson Shareholder Communications, Inc.

Safe Harbor Statement

This presentation includes forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, regarding management’s efforts to explore means by which to enhance shareholder value. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as the outcome of the proxy contest. There can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission, including the Company’s reports on Form 10-K for the fiscal year ended March 31, 2005 and Form 10-Q for the fiscal quarter ended June 30, 2005 and current reports on Form 8-K. This paragraph is included to provide safe harbor for forward-statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

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